                                                                 EXHIBIT 99.1


                              COMPANY PRESS RELEASE

                         TRIQUINT SEMICONDUCTOR ACQUIRES
              RAYTHEON/TI SYSTEMS' GALLIUM ARSENIDE MMIC OPERATIONS

HILLSBORO, Oregon--January 13, 1998--TriQuint Semiconductor Inc. (NASDAQ:
TQNT) today said that it completed the previously announced purchase of the Monolithic Microwave Integrated Circuit (MMIC) operations of the former Texas Instruments' Defense Systems & Electronics Group from Raytheon Company effective January 13, 1998.

Under the terms of the agreement, TriQuint acquired the Dallas, Texas facility for approximately $19.5 million in cash and 844,613 shares for a total value of approximately $39 million. The stock portion of the transaction is redeemable at TriQuint's option at any time within 360 days at a price of approximately $23 per share. The cash portion of the purchase price will be financed through equipment leasing arranged by General Electric Capital Corporation.

Certain of the above information is forward-looking and as such, is merely the Company's best visibility at this time. There are risks that events can turn out differently than anticipated, related to both the Company's market and performance. Therefore, you should direct your attention to the risk factors contained in the Company's September, 1995 prospectus and in the Form 10K for year ending December 31, 1996 and Form 10Q for the quarter ending September 30, 1997.

TriQuint Semiconductor Inc. is a leading manufacturer of radio frequency
(RF), analog and mixed signal gallium arsenide (GaAs) integrated circuits. The Company produces standard and customer specific ICs for high performance wireless, telecommunications, and computer systems, and also offers GaAs manufacturing services. TriQuint (TQNT) has been listed on the Nasdaq stock exchange since December, 1993. The Company's headquarters are located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124.